Exhibit 4.2

Issue Date: [●]

Amended and Restated: November 7, 2019

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE ”ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS SET FORTH IN 9 BELOW, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS REGISTERED UNDER THE ACT OR SUCH LAWS OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

VENUS CONCEPT INC.

FORM OF AMENDED AND RESTATED WARRANT

To purchase

up to [●] shares of Common Stock (subject to adjustment) of

Venus Concept Inc. (the “Company”)

at a per share price of US $8.775 (subject to adjustment),

all in accordance with the terms detailed below

THIS CERTIFIES that, for value received, [                    ], a [                    ] limited partnership (the “Holder”), is entitled, upon the terms and subject to the conditions hereinafter set forth, at any time or times on or after the issue date of this Share Warrant (“Warrant”) and on or prior to 6:00 PM Eastern Standard Time on December 1, 2026 (the “Expiration Date”), to subscribe for and purchase, from Venus Concept Inc., a Delaware corporation (the “Company”), up to an aggregate of [●] ([●]), as may be adjusted hereunder, shares of common stock, par value US $0.0001 per share, of the Company (“Warrant Shares”), at an at an exercise price per Warrant Share of US $8.775, as may be adjusted hereunder (the “Exercise Price”).

1.    Definitions. For purposes of this Warrant:

(a)    “Acquisition” means any transaction or series of related transactions involving: (i) the sale, lease, exclusive license, or other disposition of all or substantially all of the assets of the Company (ii) any merger or consolidation of the Company into or with another person or entity (other than a merger or consolidation effected exclusively to change the Company’s domicile), or any other corporate reorganization, in which the stockholders of the Company in their capacity as such immediately prior to such merger, consolidation or reorganization, own less than a majority of the Company’s (or the surviving or successor entity’s) outstanding voting power immediately after such merger, consolidation or reorganization; or (iii) any sale or other transfer by the stockholders of the Company of shares representing at least a majority of the Company’s then-total outstanding combined voting power.

(b)    “Affiliate” means with respect to any Person, any other Person which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such Person.

(c)    “Business Day” means a day other than a Saturday or Sunday or other day on which commercial banks in the city of New York, New York are authorized or required to be closed.

(d)    “Certificate” means the Amended and Restated Certificate of Incorporation of the Company in effect at the Effective Time (as defined in the Merger Agreement).

(e)    “Common Stock” means the common stock of the Company, par value $0.0001 per share.

(f)    “Credit Agreement” means that certain Credit Agreement dated as of October 11, 2016 (as amended by that certain First Amendment to Credit Agreement and Investment Documents dated as of May 25, 2017, that certain Second Amendment to Credit Agreement and Consent Agreement dated as of February 15, 2018, that certain Third Amendment to Credit Agreement and Waiver dated as of August 14, 2018, that certain Fourth Amendment to Credit Agreement dated as of January 11, 2019, that certain Fifth Amendment to Credit Agreement dated as of March 15, 2019, that certain Sixth Amendment to Credit Agreement and Consent dated as of April 25, 2019, that certain Seventh Amendment to Credit Agreement, Consent and Waiver dated as of June 25, 2019, that certain Omnibus Amendment and Waiver dated as of July 26, 2019, that certain Ninth Amendment to Credit Agreement dated as of August 14, 2019, that certain Tenth Amendment to Credit Agreement, Consent and Joinder Agreement dated as of November 7, 2019 and as further amended or modified from time to time, by and among Madryn Health Partners, LP, the Company, Venus Concept Canada Corp., Venus Concept USA Inc., and Venus Concept Ltd.

(g)    “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing) or proxy, voting trust or other voting agreement, calls, commitments or third party right of any kind.

(h)    “Merger” means the merger of Venus Concept Ltd., a company organized under the laws of Israel (“Venus Concept”), with and into Radiant Merger Sub Ltd., a company organized under the laws of Israel and a wholly-owned subsidiary of the Company (“Radiant Merger Sub”), pursuant to the Merger Agreement with Venus Concept being the surviving entity.

(i)    “Merger Agreement” means the Agreement and Plan of Merger and Reorganization among the Company, Radiant Merger Sub, and Venus Concept, dated as of March 15, 2019, as amended as of August 14, 2019.

(j)    “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof, and any other similar business entity.

(k)    “Warrant Shares” has the meaning assigned above.

2.    Exercise of Warrant.

(a)    Fully Vested. The rights of the Holder to exercise this Warrant are fully vested and this Warrant is fully exercisable.

(b)    Exercise.

(i)    The purchase rights represented by this Warrant are exercisable by the Holder, in whole, or in part, on one or more occasions, with respect to any or all Warrant Shares, by the delivery of the Notice of Exercise attached hereto as Exhibit A (each a “Notice of Exercise”), duly executed, and, unless exercise is pursuant to Section 2(1) hereof, accompanied by payment of the Exercise Price of the Warrant Shares thereby purchased (by cash, by check or bank draft payable to the order of the Company, or by wire transfer of immediately available funds to an account designated by the Company by written notice to the Holder (the Company to provide wire instructions to the Holder promptly upon request of the Holder and in any event within one (1) day of a request from Holder)); at any time, and from time to time, from the date of issuance of this Warrant and before 6:00 PM Eastern Standard Time on the Expiration Date at the principal executive office of the Company (or in accordance with the notice provisions of Section 13(e) hereof), provided that such delivery is followed within fifteen (15) days by the surrender of this Warrant to the principal executive office of the Company (or in accordance with the notice provisions of Section 13(e) hereof), whereupon the Holder shall be entitled to receive a certificate for the number of Warrant Shares so purchased.

(ii)    If, prior to the Expiration Date, Holder exercises this Warrant for less than all of the Warrant Shares, the Company, upon receipt of this Warrant for cancellation, shall issue a new Warrant to Holder within three (3) Business Days, in substantially the form hereof and with the same date, representing the balance of the Warrant Shares. The Company agrees that, at the time of the exercise of this Warrant and payment of the Exercise Price (or payment pursuant to cashless exercise), the Warrant Shares so purchased shall be and shall be deemed to be issued to the Holder as the record owner of such Warrant Shares as of the close of business on the date on which this Warrant shall have been exercised as aforesaid.

(c)    Treatment of Warrant at Acquisition.

(i)    In the event of an Acquisition in which the consideration to be received by the Company’s stockholders consists solely of cash (a “Cash Acquisition”), either (i) Holder shall exercise this Warrant pursuant to Section 2(b)(i) and such exercise will be deemed effective immediately prior to and contingent upon the consummation of such Acquisition or (ii) if Holder elects not to exercise the Warrant, this Warrant will expire immediately prior to the consummation of such Acquisition. The Company shall provide Holder with written notice of its request relating to the Cash Acquisition (together with such reasonable information as Holder may reasonably require regarding the treatment of this Warrant in connection with such contemplated Cash Acquisition giving rise to such notice), which is to be delivered to Holder not less than five (5) Business Days prior to the closing of the proposed Cash Acquisition. Notwithstanding the foregoing, if, immediately prior to the Cash Acquisition, the fair market value of one Warrant Share (or other security issuable upon the exercise hereof) as determined in accordance with Section 2(f)(A) above would be greater than the Warrant Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be exercised pursuant to Section 2(f) above as to all Warrant Shares (or such other securities) for which it shall not previously have been exercised, and the Company shall promptly notify the Holder of the number of Warrant Shares (or such other securities) issued upon such exercise to the Holder. Upon the closing of any Acquisition other than a Cash Acquisition defined above, the acquiring, surviving or successor entity shall assume the obligations of this Warrant, and this Warrant shall thereafter be exercisable for the same securities and/or other property as would have been paid for the Warrant Shares issuable upon exercise of the unexercised portion of this Warrant as if such Warrant Shares were outstanding on and as of the closing of such Acquisition, subject to further adjustment from time to time in accordance with the provisions of this Warrant. Subject to the Company’s compliance with applicable law, including securities laws, the Company shall provide Holder with written notice of an Acquisition, which is to be delivered to Holder not less than five (5) Business Days prior to the closing of the proposed Acquisition.

(ii)    Following the deemed exercise of the Warrant pursuant to Subsection 2(c) above, the Holder shall be entitled to receive a certificate for the number of Warrant Shares so purchased, and, in case of an Acquisition, the consideration payable to other holders of the same class of Common Stock as the Warrant Shares (it being understood that any restrictions (e.g. lock-up) or contingencies (e.g. escrow amounts) applied to other holders of that same class of Common Stock as the Warrant Shares will apply to the consideration paid to the Holder).

(d)    Warrant Shares. The Company shall at all times during the period for which this Warrant is exercisable reserve and keep available such number of Warrant Shares, free and clear of any liens, claims, encumbrances or third party rights, including but not limited to preemptive rights, of any kind as will be sufficient to effect the exercise of this Warrant in full; and if at any such time the number of authorized but unissued Warrant Shares shall not be sufficient to effect the exercise of this Warrant in full, the Company will take such corporate or other action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock, to such number of securities as shall be sufficient for such purpose including, without limitation, engaging its best efforts to obtain the requisite security holder approval for any necessary amendment to the Certificate and shall pay all fees and expenses necessarily incurred by the Company in connection therewith.

(e)    Tolling. In the event there is a dispute (i) regarding the rights of the Holder hereunder as to the number and type of shares issuable upon the exercise of this Warrant, (ii) the Exercise Price of this Warrant, or (iii) which would reasonably be considered to affect the Holder’s ability to exercise its rights hereunder, and the Expiration Date occurs during the pendency of such dispute, the Expiration Date shall be extended until the date that is thirty (30) days after the later of (i) the date such dispute is finally resolved, and (ii) the otherwise applicable Expiration Date. A dispute shall be deemed to exist for purposes of the foregoing sentence in the event that either the Holder or the Company in good faith initiates dispute resolution proceedings in connection with or as set forth in this Warrant.

(f)    Cashless exercise. In the event the Holder shall exercise this Warrant, the Holder may elect to exchange this Warrant for a number of Warrant Shares equal to the value of the exercised portion of this Warrant, by delivery of the Notice of Exercise attached hereto as Exhibit A at any time after the date hereof and before 6:00 PM Eastern Standard Time on the Expiration Date (or a deemed exercise of this Warrant in accordance with Subsection (c) above), followed by surrender of this Warrant within fifteen (15) days after such delivery, at the principal executive office of the Company (or in accordance with the notice provisions of Section 14(e) hereof), in which event the Company will issue to the Holder a number of Warrant Shares in accordance with the following formula:

X	=	Y (A – B)
A

Where,          X = the number of Warrant Shares to be issued to Holder;

Y = the number of Warrant Shares for which the Warrant is being exercised;

A = the Fair Market Value per Warrant Share (as described below); and

B = the Exercise Price (as adjusted to the date of such calculation).

(i)    The Fair Market Value per Warrant Share shall be determined as follows:

(A)    If the Company’s common stock is then traded or quoted on a nationally recognized securities exchange, inter-dealer quotation system or over-the-counter market (a “Trading Market”), the fair market value of a Warrant Share shall be the volume-weighted average closing price of a share of common stock reported for the ten (10) Business Days immediately before the date on which Holder delivers this Warrant together with its Notice of Exercise to the Company. If the Company’s common stock is not traded in a Trading Market, the Board of Directors of the Company shall determine the fair market value of a Warrant Share in its reasonable good faith judgment and shall furnish Holder with reasonable documentation of the Board’s determination of such Fair Market Value to the extent permitted by law. If the exercise is in connection with a Cash Acquisition, then the Fair Market Value per Warrant Share will be the consideration to be received for one share of Common Stock in the Cash Acquisition (subject to withholding and customary adjustments).

3.    Valid Issuance; Fully Paid; Non-assessable. The Company covenants that all Warrant Shares which may be issued upon the exercise of rights represented by this Warrant, and all Conversion Shares will, upon issuance, be validly issued, fully paid and non-assessable and free and clear from all Liens imposed by the Company or any preemption rights granted by the Company (other than with regard to taxes in respect of any transfer occurring contemporaneously with such issue). Certificates for Warrant Shares purchased hereunder shall be delivered to the Holder as promptly as possible, but in no event later than thirty (30) days after the date on which this Warrant shall have been exercised as aforesaid.

4.    Covenant. The Company covenants that:

(a)    No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. With respect to any fraction of a share called for upon the exercise of this Warrant, an amount equal to such fraction multiplied by the Fair Market Value per Warrant Share as determined pursuant to Section 2(f) above, shall be paid in cash to the Holder; provided, however, that if this Warrant is exercised pursuant to Section 2(f) above, the amount the Holder would otherwise be paid in cash with respect to such fraction of a share shall be reduced by the Exercise Price applicable to such fraction of a share.

5.    Charges, Taxes and Expenses. Issuance of certificates for Warrant Shares upon the exercise of this Warrant, or of further or replacement Warrants, shall be made without charge to the Holder hereof for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of such taxes and expenses to be paid by the Company, and such certificates shall be issued in the name of the Holder.

6.    Loss, Theft, Destruction or Mutilation of Warrant. On receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement satisfactory in form and substance to the Company (without any requirement to furnish any bond, but, at the Company’s discretion, subject to a requirement to provide reasonable indemnity or other reasonable surety not involving payment or transfer of consideration) or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall promptly (and in any event in time to permit the Holder to comply with its delivery requirements hereunder) execute and deliver, in lieu of this Warrant and without requiring any additional consideration or upfront payment, a new warrant of like tenor and amount.

7.    Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday, a Sunday or a legal holiday in the State of New York, then such action may be taken or such right may be exercised on the next succeeding day not a Saturday, Sunday, or legal holiday in the State of New York.

8.    Adjustments.

(a)    The Exercise Price and the number of Warrant Shares purchasable hereunder are subject to adjustment from time to time as set forth in this Section 8.

(i)    Reclassification, etc. If the Company, at any time while this Warrant, or any portion hereof, remains outstanding and unexpired shall reclassify or otherwise change its securities as to which purchase rights under this Warrant exist shall change, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the Company’s same class of Common Stock that were subject to the purchase rights under this Warrant immediately prior to such reclassification or other change and the Exercise Price therefor shall be appropriately adjusted, all subject to further adjustment as provided in this Section 8.

(ii)    Certain Distributions. In the event the Company declares a distribution payable to holders of Warrant Shares in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) then, in each such case, the Holder shall be entitled to receive such distribution at the time of the distribution, in respect of its contingent Warrant Share holdings, as the case may be, on an as exercised (for cash), as of the record date for such distribution. For so long as this Warrant is outstanding, if at any time a distribution is made on or with respect to any shares of Common Stock issuable upon exercise of this Warrant, the Investor shall be entitled to receive a fee (the “Dilution Fee”), solely with respect to the unexercised portion of this Warrant, in an amount (whether in the form of cash, notes, securities or other property), free and clear of any Liens, equal to the amount (and in the form) of the distribution that such Holder would have received had this Warrant been exercised in full as of the date immediately prior to the record date for such distribution, such Dilution Fee to be payable on the same payment date established by the Board of Directors for the payment of such distribution. Prior to making any distribution on or with respect to Warrant Shares, the Company shall take all prior action necessary to authorize the issuance of any securities payable as the Dilution Fee in respect of this Warrant. The Company shall be entitled to deduct and withhold from any amounts payable to the Holder pursuant to this Warrant such amounts as may be required to be deducted or withheld therefrom under applicable law and to remit timely such amounts to the applicable governmental authority.

(iii)    Merger or Reorganization. If at any time there shall be any reorganization, recapitalization, merger or consolidation (a “Reorganization”) involving the Company in which shares in the Company’s capital stock are converted into or exchanged for securities, cash or other property, then, as a part of such Reorganization, lawful provision shall be made so that the Holder shall thereafter be entitled to receive upon exercise of this Warrant, the kind and amount of securities, cash or other property of the successor corporation resulting from such Reorganization, equivalent to that which a holder of the Common Stock deliverable upon exercise of this Warrant would have been entitled in such Reorganization if the right to purchase the Common Stock hereunder had been exercised immediately prior to such Reorganization. In any such case, appropriate adjustment (as determined in good faith by the Board of Directors of the successor corporation) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder after such Reorganization, to the end that the provisions of this Warrant shall be applicable after such Reorganization, as near as reasonably may be, in relation to any shares or other securities deliverable after that event, upon the exercise of this Warrant.

(b)    Certificate as to Adjustment. Upon the occurrence of each adjustment or readjustment of the Exercise Price or the number, class or series of Common Stock issuable upon exercise hereof, the Company at its expense shall, as promptly as reasonably practicable, compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Holder a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property for which this Warrant shall be exercisable and the Exercise Price) and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, as promptly as reasonably practicable after the written request at any time of the Holder, furnish or cause to be furnished to the Holder a certificate setting forth (i) the Exercise Price then in effect and (ii) the number class and series of shares and the amount and type, if any, of other securities, cash or property which then would be received upon the exercise of this Warrant.

9.    Restrictions on Transferability of Securities.

(a)    Restrictions on Transferability). The Warrant Shares issuable upon exercise of this Warrant may not be sold, assigned, transferred or pledged except upon the conditions specified in this Section 9.

(b)    Restrictive Legend. Each certificate representing the Warrant Shares and any other securities issued in respect of the Warrant Shares upon any share split, share dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of Section 10(c) below) be stamped or otherwise imprinted with a legend in the following form (in addition to any legend required by the Company or under applicable corporate or securities laws):

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE ”ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS SET FORTH IN 9 BELOW, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS REGISTERED UNDER THE ACT OR SUCH LAWS OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.”

Each holder of Warrant Shares and each subsequent transferee consents to the Company making a notation on its records and giving instructions to any transfer agent of the Warrant Shares in order to implement the restrictions on transfer established in this Section 9.

(c)    Notice of Proposed Transfers. Each holder of securities, by acceptance thereof, agrees to comply in all respects with the provisions of this Section 10(c). Such holder agrees not to make any disposition of all or any portion of the securities unless and until (X) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement or (Y) such holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Company, such holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company that such disposition will not require registration of such shares under the Securities Act.

10.    Notices of Company Events. In the event (i) the Company shall take a record of the holders of the securities at the time receivable upon the exercise of this Warrant for the purpose of entitling them to receive any dividend or other distribution, or any right to subscribe for or purchase any equity security of any class or any other securities, or to receive any other right, (ii) of any capital reorganization of the Company, (iii) of any reclassification of the share capital of the Company or (iv) of any Acquisition (any of the foregoing, a “Notice Event”), then, and in each such case, the Company will mail or cause to be mailed to the Holder a notice specifying, as the case may be, (A) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (B) the date on which such reorganization, reclassification, Acquisition, is to take place, and the time, if any is to be fixed, as of which the holders of the securities at the time receivable upon the exercise of this Warrant shall be entitled to exchange such securities for the securities or other property deliverable upon such reorganization, reclassification, Acquisition. Such notice shall be mailed on the date it was publicly disclosed by the Company.

11.    No Impairment. The Company will not, by amendment of its organizational documents or through reorganization, consolidation, merger, dissolution, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment.

12.    Miscellaneous.

(a)    Governing Law, Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS RULES THAT WOULD PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. ANY DISPUTE ARISING UNDER OR IN RELATION TO THIS WARRANT SHALL BE RESOLVED EXCLUSIVELY IN NEW YORK AND THE COURTS OF THE STATE OF NEW YORK, AND EACH OF THE PARTIES HEREBY SUBMITS IRREVOCABLY TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS.

(b)    Restrictions. By acceptance hereof, the Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant may have restrictions upon its resale imposed by applicable securities laws or the Articles.

(c)    Waivers and Amendments. This Warrant and any provisions hereof may be amended, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought. No failure or delay on the part of any of the parties in exercising any right, power or privilege hereunder and/or under any applicable laws or the exercise of such right or power in a manner inconsistent with the provisions of this Warrant or applicable law shall operate as a waiver thereof.

(d)    Succession and Assignment. This Warrant shall be binding upon and inure to the benefit of the Holder and its respective successors and permitted assigns. This Warrant may not be assigned or transferred by the Holder without the prior written approval of the Company, provided, however, that the Holder may assign this Warrant or any or all of its rights and interests hereunder to one or more of its Affiliates or to Madryn Asset Management, L.P., a Delaware limited partnership or its Affiliates; provided that the Holder and such transferee execute the assignment form attached hereto as Exhibit B. This Warrant shall be binding upon any successors or assigns of the Company. Notwithstanding the foregoing, this Warrant may, upon prior written notice to the Company, be assigned, sold or otherwise transferred, in whole or in part, by the Holder to any of its Affiliates, provided that the Holder and such transferee execute the assignment form attached hereto as Exhibit B.

(e)    Notices. Unless otherwise stated, all notices and other communications required or permitted hereunder shall be in writing and shall be delivered personally by hand or by courier, mailed by United States first-class mail, postage prepaid, or sent by facsimile or email directed to the party to be notified at the address (including email address) or facsimile number indicated for such person on the signature page hereof, or at such other address (or email address) or facsimile number as such party may designate by ten (10) days’ advance written notice to the other parties hereto, but no such notice or other communication shall be deemed to have been duly given unless and until it actually or deemed received by the intended recipient. Unless otherwise stated, all such notices and other communications shall be deemed received upon personal delivery, or upon confirmation of facsimile transfer, as determined by reference to local time in New York, New York.

(f)    Severability. If one or more provisions of this Warrant are held to be unenforceable under applicable law, such provision shall be excluded from this Warrant and the balance of this Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(g)    Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Warrant, upon any breach or default of any other party under this Warrant, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Warrant, or any waiver on the part of any party of any provisions or conditions of this Warrant, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Warrant or by law or otherwise afforded to any party, shall be cumulative and not alternative.

(h)    Construction.

(i)    The Company and the Holder have participated jointly in the negotiation and drafting of this Warrant. In the event an ambiguity or question of intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Warrant.

(ii)    Any reference to any statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(iii)    The word “including” shall mean including without limitation.

(iv)    The Company and the Holder intend that each representation, warranty, and covenant contained herein shall have independent significance.

(v)    If the Company has breached any provision contained herein in any respect, the fact that there exists another provision relating to the same subject matter (regardless of the relative levels of specificity) which the Company has not breached shall not detract from or mitigate the fact that the Company is in breach of the first provision.

(vi)    The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require.

(vii)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

(viii)    Unless otherwise expressly provided in this Warrant, (A) references to agreements and other contractual instruments (or to specific provisions therein) shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of the Warrant, and (B) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

(i)    Counterparts. This Warrant may be executed in any number of counterparts, each of which shall be enforceable, and all of which together shall constitute one instrument.

(j)    Further Actions. In case at any time any further action by the Company is necessary or desirable to carry out the purposes of this Warrant, the Company will take such further action (including the execution and delivery of such further instruments and documents) as the Holder reasonably may request, all at the sole cost and expense of the Holder.

(k)    Headings. The section headings contained in this Warrant are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Warrant.

(l)    Specific Performance. The Company acknowledges and agrees that the Holder would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, The Company agrees that the other Holder shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Warrant and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the State of New York or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which the Holder may be entitled, at law or in equity.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to he executed by its officer thereunto duly authorized.

“Company”

Venus Concept Inc., a Delaware corporation

By:
Name:
Title:

Address:

Attn: Domenic Serafino
Domenic Di Sisto
235 Yorkland Blvd., Suite #900
Toronto, Ontario, Canada M2J4Y8
Facsimile #: +1 (855) 907-0115
Electronic Mail:	dom@venusconcept.com
ddisisto@venusconcept.com

[Signature Page to Amended and Restated Madryn Warrants]

AGREED AND ACKNOWLEDGED

“Holder”

(Signature)

(Print Name)

(Title if signing on behalf of an entity)

Address:

Attn:

Facsimile #:

Email:

[Signature Page to Amended and Restated Madryn Warrants]

EXHIBIT A

NOTICE OF EXERCISE

To:    Venus Concept Inc. (the “Company”)                                                                                   Dated:

The undersigned, pursuant to the provisions set forth in that certain Warrant dated                     , 2019, issued by the Company (the “Warrant”) hereby notifies you as follows:

(1)	Exercise. The undersigned elects to purchase the following pursuant to the terms of the Warrant:

Number of shares:

Type of shares:

(2)	Method of Exercise. The undersigned elects to exercise the attached warrant pursuant to:

☐	A cash payment and tenders herewith payment of the purchase price for such shares in full.

☐	The net issue exercise provisions of Section 2(f) of the Warrant.

Signature:

Name (print):

Title (if applicable)

Company (if applicable):

EXHIBIT B

ASSIGNMENT FORM

FOR VALUE RECEIVED,                      hereby sells, assigns and transfers the rights of the undersigned under the attached Warrant with respect to the number of Shares covered thereby set forth below, unto:

Name of Assignee	Address/Fax Number	No. of Shares

Dated:	Signature:

Name (print):

Title (if applicable)

Company (if applicable):

Witness: